Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 11, 2009, with respect to the financial statements and financial statement schedules of Man Sang Holdings, Inc. contained in the Registration Statement and Prospectus on Form F-4 of Man Sang International (B.V. I.) Limited. We consent to the use of the aforementioned report in the Registration Statement and Prospectus on Form F-4, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton
GRANT THORNTON
Hong Kong
July 24, 2009